Exhibit 99.2

Graf Global Corp. Announces Closing of $230 Million Initial Public Offering Including Full Exercise of Underwriters’ Over-Allotment Option

THE WOODLANDS, TX, June 27, 2024 (GLOBE NEWSWIRE) – Graf Global Corp. (the “Company”) today announced the closing of its initial public offering of 23,000,000 units, which includes 3,000,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $230,000,000.

The units are listed on the NYSE American LLC (“NYSE”) and commenced trading under the ticker symbol “GRAF.U” on June 26, 2024. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NYSE under the symbols “GRAF” and “GRAF WS,” respectively. Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants (as well as the exercise of the over-allotment option), $230,000,000 (or $10 per unit sold in the public offering) was placed in trust.

Graf Global Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to capitalize on the significant experience and relationships of its Chief Executive Officer, Chief Financial Officer and Director, James Graf, but may pursue an initial business combination in any industry or geographic region.

Cantor Fitzgerald & Co. acted as the sole book-running manager of the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 25, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022, or by email at prospectus@cantor.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT

James Graf

Chief Executive Officer, Chief Financial Officer and Director

Graf Global Corp.

james@grafspac.com